CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 180 to Registration Statement No. 333-142592 on Form N-1A of our report dated November 25, 2015, relating to the financial statements and financial highlights of BlackRock GNMA Portfolio, BlackRock Inflation Protected Bond Portfolio, BlackRock Investment Grade Bond Portfolio and BlackRock U.S. Government Bond Portfolio, each a series of BlackRock Funds II, appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the year ended September 30, 2015. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
January 26, 2016